Exhibit 99.1

Possis' New AngioJet(R) Ultra Thrombectomy System Sees First Human Use


    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 17, 2007--Possis Medical, Inc. (NASDAQ:POSS) a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, today announced that Mercy Hospital in Coon Rapids, Minnesota was the first hospital to use its new AngioJet Ultra Thrombectomy System. The next-generation Ultra System, which was approved by the U.S. Food and Drug Administration
(FDA) in December for blood clot removal (thrombectomy), was successfully used by physicians at the Mercy Heart & Vascular Center in multiple thrombectomy procedures over the past two weeks.

    "AngioJet thrombectomy has been used in our labs for several years now and this newest generation greatly improves the ease and time to set up in emergent cases. The AngioJet System continues to deliver the most potent extraction of thrombus of any device we use in our lab," said Dr. Randall Stark, director of the cardiac catheterization labs at Mercy Heart & Vascular Center.

    The new AngioJet Ultra System includes an advanced microprocessor-based console and family of disposable thrombectomy sets designed to quickly and safely remove blood clots from arteries and veins. Each thrombectomy set includes a catheter tailored to safely and efficiently remove blood clots from a specific area of the body.

    Said Dr. Abdul Akef, interventional cardiologist at Mercy Heart & Vascular Center, "The new Ultra System's ease-of-use, combined with the excellent deliverability of the catheters has proven to be especially valuable in treating thrombus in coronary arteries and bypass grafts. My fellow colleagues and I are very impressed with the new AngioJet Ultra System."

    In addition to Mercy Hospital in Minnesota, the new Ultra System has also been successfully introduced at several other U.S. hospitals, including: Charleston Area Medical Center, Charleston, W. Va; Good Samaritan Hospital, Los Angeles, Calif.; The University of Tennessee Medical Center, Knoxville, Tenn.; and Mercy Medical Center, Des Moines, Iowa.

    Said Robert G. Dutcher, chairman, president and CEO of Possis Medical, "We are extremely pleased with the initial performance, acceptance and success of our new AngioJet Ultra Thrombectomy System. We are at the beginning of the evaluation process and these initial hospitals are rapidly turning to the Ultra System for its simple and fast setup process, sleeker design, lighter weight, and handling improvements that make it significantly easier to maneuver than the previous generation AngioJet System."

    According to Dr. Ray V. Matthews, interventional cardiologist and director of the cardiac catheterization labs at Good Samaritan in Los Angeles, "AngioJet Thrombectomy has been a valuable tool for us for a number of years. The new AngioJet Ultra System integrates all the disposable components into one package, making it easier to set up and the automation built into the Ultra Console has reduced the time it takes to prepare the system for use."

    The Ultra System is Possis' next-generation, completely re-engineered version of the company's proven, industry leading AngioJet Rheolytic(TM) Thrombectomy System that has been used to treat more than 300,000 patients to date worldwide. The Ultra System will undergo customer evaluation at select institutions for several months. Full market release in the U.S. market is expected in Spring 2007.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to the AngioJet Ultra System and its anticipated performance, market potential and acceptance. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as the effectiveness of our sales and marketing efforts, and our ability to effectively manage new product development timelines. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and
             Chief Financial Officer
             jules.fisher@possis.com